EXHIBIT 99.1

OmniCable Completes Acquisition of Houston Wire & Cable Company

HOUSTON and WEST CHESTER, Pa., June 15, 2021 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (NASDAQ: HWCC) (HWCC) and Omni Cable, LLC (OmniCable) today announced that the acquisition of HWCC by OmniCable has been completed, following approval of the transaction by HWCC stockholders at a special meeting earlier today.

The transaction was announced on March 25, 2021. Under the terms of the merger agreement, HWCC stockholders will receive $5.30 in cash for each share of HWCC common stock they hold. As a result of the completion of the merger, HWCC common stock will be removed from listing on the Nasdaq Global Market, and Nasdaq will suspend trading in HWCC shares as of the close of business today.

The combined company results in a national wire and cable redistribution industry leader that will maximize OmniCable’s and HWCC’s highly complementary businesses, products and national footprint to better meet the needs of both companies’ customers. The combined company also will continue Vertex, HWCC’s fastener redistribution business. Following the close of the transaction, the company will retain both brands and its existing locations. “We are thrilled to welcome the HWCC team to OmniCable as it brings together two winning traditions to form one world class company. We will maintain both brands because of the strong customer relationships each has built over the years,” said Greg Lampert, OmniCable President and CEO. “Offering both brands allows our customers a choice and to work with their preferred partner.”

About OmniCable

Omni Cable, LLC (OmniCable) is a premier redistributor of wire and cable, electrical products, and value-added services. OmniCable empowers the industry to be successful by providing an exceptional experience through operational excellence, accuracy and precision, and a partnership approach. Stocking locations include Philadelphia, PA; Atlanta, GA; Boston, MA; Charlotte, NC; Chicago, IL; Cincinnati, OH; Denver, CO; Houston, TX; Los Angeles, CA; San Francisco, CA; Seattle, WA; St. Louis, MO, Tampa, FL, Cincinnati, OH, and Toronto, ON.

About HWCC

With 45 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of wire and cable and fastener products in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Contact Information

For OmniCable and HWCC:

Courtney Serio
Corporate Communications Manager
Direct: 610-235-0638
Email: cserio@omnicable.com